Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-232140, 333-214888, 333-217966, and 333-228403 on Form S-3 and Registration Statement No. 333-231877 on Form S-8 of our reports dated February 19, 2020, relating to the financial statements of Hi-Crush Inc. and the effectiveness of Hi-Crush Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2019, appearing in this Annual Report on Form 10-K of Hi-Crush Inc. for the year ended December 31, 2019.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 19, 2020